UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 23, 2015

IXIA
(Exact name of registrant as specified in its charter)

California	000-31523	95-4635982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26601 W. Agoura Road, Calabasas, California		91302
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 818.871.1800
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On July 23, 2015, the Company agreed in principle to resolve and settle the consolidated shareholder derivative action, captioned In re Ixia Shareholder Derivative Litigation, that is currently pending against the Company and certain of its current and former officers and directors in the U.S. District Court for the Central District of California. The agreement in principle was reached in connection with a voluntary mediation held to explore a possible settlement of both the shareholder derivative action and a purported securities class action that is discussed below.

The settlement will not become effective until the parties agree on a formal Stipulation of Settlement and such Stipulation is approved by the court. The settlement will require that the Company implement certain corporate governance measures and will also provide that the plaintiffs' counsel may apply to the court for an award of attorneys’ fees and expenses in the amount of $575,000. The Company expects that any fees and expenses awarded by the court to the plaintiffs’ counsel will be paid by one of the Company’s insurance carriers. The settlement will not include any admission of wrongdoing or liability on the part of the Company or the individual defendants and will include a full release of all defendants in connection with the allegations made in the derivative action.

The parties at the mediation did not reach an agreement to resolve and settle the purported securities class action, captioned Felix Santore v. Ixia, Victor Alston, Atul Bhatnagar, Thomas B. Miller, and Errol Ginsberg, that is currently pending against the Company and certain of its current and former officers and directors in the U.S. District Court for the Central District of California.

For certain background information regarding the shareholder derivative action and purported securities class action discussed above, please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, as filed with the Securities and Exchange Commission on May 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ixia

Dated:	August 3, 2015	By:	/s/ Matthew S. Alexander
Matthew S. Alexander
Senior Vice President, General Counsel, and
Corporate Secretary